CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 (File No. 2-72671) of our report dated April 25, 2012, relating to the statutory financial statements and schedules of Zurich American Life Insurance Company as of December 31, 2011 and 2010 and for each of the three years ended December 31, 2011 (prepared in conformity with accounting practices prescribed or permitted by the Illinois Department of Financial and Professional Regulations — Division of Insurance). We also consent to the use in this Registration Statement on Form N-4 (File No. 2-72671) of our report dated April 25, 2012, relating to the U.S. GAAP statement of assets, liabilities, and contract owners’ equity of ZALICO Variable Annuity Separate Account as of December 31, 2011 and the related statement of operations for the year then ended and the statement of changes in contract owners’ equity for each of the two years in the period then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

April 30, 2012